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                                                                    EXHIBIT 4.1


                                         RESTATED
                                CERTIFICATE OF INCORPORATION
                                            OF
                                HCC INSURANCE HOLDINGS, INC.


HCC INSURANCE HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

              1. The name of the Corporation is HCC INSURANCE HOLDINGS, INC. which was originally incorporated under the name HCC Holdings, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 27, 1991.

              2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate is duly adopted by the Board of Directors without a vote of the shareholders. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation, as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation.

              3. The text of the Restated Certificate of Incorporation is hereby restated and integrated to read in its entirety as follows:

                                     ARTICLE I

     The name of the Corporation is HCC INSURANCE HOLDINGS, INC.

                                     ARTICLE II

     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                    ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


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                               ARTICLE IV

     The total number of shares of all classes of stock which the Corporation shall be authorized to issue is one hundred million (100,000,000) shares of common stock, of the par value $1.00 per share ("Common Stock").

(a)  VOTING RIGHTS.

     (1) COMMON STOCK.   Except as set forth herein or as otherwise required
by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the shareholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

(b) DIVIDENDS. The Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Capital Stock out of funds legally available for the payment of dividends.

(c) LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, all distributions on the Common Stock of the Corporation shall be payable to the holders of shares of Common Stock.

                            ARTICLE V

     No shareholder of the Corporation shall have the right of cumulative voting at any election of directors or upon any other matter. No holder of securities of the Corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the Corporation now or hereafter authorized to be issued, or securities held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as dividend or otherwise. Any such securities may be issued or disposed of by the Board of Directors to such persons on such terms as in its discretion it shall deem applicable.

                            ARTICLE VI

     The Corporation is to have perpetual existence.

                           ARTICLE VII

     The Board of Directors of the Corporation is expressly authorized to make, alter, or repeal the by-laws of the Corporation. Elections of directors need not be written by ballot.

                                    ARTICLE VIII

         Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.


                                      2
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                            ARTICLE IX

(a) ACTIONS NOT BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify its officers and directors and may indemnify its other employees or agents to the fullest extent permitted by law if any such person was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (other than an action by or in the right of the on ), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent authorized or permitted by the General Corporation Law of Delaware and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b) ACTION BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify its officers and directors and may indemnify its other employees or agents to the fullest extent permitted by law if any such person was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent authorized or permitted by the General Corporation Law of Delaware and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation. Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


                                     3

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(c)  EXPENSES ALLOWED.  Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein or otherwise. Such expense incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(d) NOT EXCLUSIVE. Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any by-law, agreement, vote of stockholders, or otherwise.

                                     ARTICLE X

      No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty or as a director, provided however, that the limitation of liability contained in this Article X shall not eliminate or limit the liability of a director:

     (1) For any breach of the director's duty of loyalty to the Corporation or its shareholders;
     (2) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     (3)  Under Section 174 of the General Corporation Law of Delaware; or
     (4) For any transaction from which the director derived an improper personal benefit.

     If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the personal liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of the provisions of this Article X by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed this 17th day of June, 1996 by Frank J. Bramanti, the Corporation's authorized officer.


                                  /s/ Frank J. Bramanti
                                  -------------------------------------
                                  Frank J. Bramanti, Secretary


HO961650035
061096 v1 dlr
552:6468-6


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